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                                                                   Exhibit 10.14

                                                                        GNA/USWA
                                                                        12-27-00


              AGREEMENT ON THE USE OF NET PROCEED FROM REMARKETING
                                     BETWEEN
                         GOLDEN NORTHWEST ALUMINUM, INC.
                                     AND THE
                         UNITED STEELWORKERS OF AMERICA

        This agreement (the "Agreement") made as of this 27th day of December 2000 by and between Golden Northwest Aluminum, Inc. ("GNA") both for itself as well as on behalf of its subsidiaries Goldendale Aluminum Company ("GAC") and Northwest Aluminum Company ("NAC"), with GNA, GAC and NAC referred to herein singly or collectively where applicable as the "Company," and the United Steelworkers of America ("USWA" or the "Union").

A.      POWER SALE

        The parties hereby agree that from the date of this Agreement through September 30, 2001 (the "Power Sale Period" or "PSP"), in the event the Company authorizes the Bonneville Power Administration ("BPA") to resell electric power available to the Company, exclusive of power related to previously announced reductions in GAC and NAC operations, pursuant to its existing power sale agreements (those in effect as of the date of the Agreement) with BPA (the power provided pursuant to these Power Sale Agreements is referred to herein as "BPA Power") or directly or indirectly takes any other actions that would have the same or similar impact as the sale or resale of BPA Power, including but not limited to the Company amending its contract with BPA or buying or selling financial instruments whose underlying value is related to the price of BPA Power (any of the foregoing singly or in combination a "BPA Power Sale"), then the Net Proceeds from said BPA Power Sale shall be used exclusively in the manner described below. For purposes of this Agreement, "Net Proceeds" means Net Proceeds as defined in the Remarketing Addendum To The 1996 Agreements between BPA and the Company ("Addendum") relating to the BPA Power Sale.

B.      USE OF NET PROCEEDS

        The Company shall use the Net Proceeds from any BPA Power Sale exclusively for the following purposes.

        1. The first priority on the use of Net Proceeds shall be to avoid and


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                                                                        GNA/USWA
                                                                        12-27-00



               minimize adverse impacts on employees as provided in this paragraph.

               a. During the Power Sale Period, all employees of the Company represented by the USWA shall be provided with either (i) the opportunity to work a regular workweek (40 hours) or
                      (ii) (a) Special Supplemental Payments ("SSP") so that their income (including State Unemployment Insurance, if available) will be equal to what it would have been had they been working a regular workweek and (b) all benefits ("Benefits") that the employee would have received had they been working a regular workweek.

                b. Administrative details regarding the application of this Agreement and the Collective Bargaining Agreements during the Power Sale Period will be agreed upon between the USWA and the Company within three weeks following execution of this Agreement. Matters to be discussed and resolved will include, but not be limited to, the following issues:

                      1) Application of seniority in a manner that both ensures the availability of any necessary skilled employees and meets the other objectives of this Agreement and the principles listed below.

                      2)     Company-required training programs.

                      3)     Union leadership training programs.

                      4) Additional compensation, if any, for employees required to work during the Power Sale Period.

                      5)     Assignment of employees to non-traditional work.

                      6) Best efforts to provide a minimum time off with SSP and Benefits of at least three months for all employees.

        2. The remainder of the Net Proceeds shall, subject to the approval of the USWA, such approval to not be unreasonably withheld, delayed or conditioned, be used for Qualified Expenditures as defined in the



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                                                                        GNA/USWA
                                                                        12-27-00



               Addendum. The Addendum defines such "Qualified Expenditures" to include only the items in subparagraphs 2 a, b, and c below:

               a. Expenditures or costs related to curtailing production at the Goldendale Smelter or the Northwest Smelter, including:

                      1) Compensation, benefits and other expenditures related to employee layoffs, maintaining additional employees not required for operations at the reduced level and/or job reassignments as a result of reduced smelter operating levels. By separate agreement, Golden Northwest has agreed with the United Steelworkers of America to maintain minimum employment levels and/or Special Supplemental Payments to its employees. BPA, Golden Northwest, and the Companies intend that all expenditures pursuant to that agreement are Qualified Expenditures.

                      2) The cost of cancellation penalties or other costs of reducing obligations for alumina or other materials, costs associated with covering product delivery obligations that cannot be met from the Companies' operating capacity during the curtailment and other costs directly associated with the shutdown.

                      3) Expenditures on fixed operating and other fixed costs directly related to operations within the Pacific Northwest that cannot be reduced as operating levels are reduced and on debt service, whether or not paid during a curtailment, (including scheduled repayments of principal and interest and redemption or retirement of debt).

               b. Expenditures or costs incurred pursuant to plans subject to the approval of the United Steelworkers of America, which approval shall not be unreasonably withheld, delayed, or conditioned, to secure a future power supply and enhance operations of the facilities of Golden Northwest or the Companies, including:



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                                                                        GNA/USWA
                                                                        12-27-00



                      1) Expenditures incurred for the planning, licensing, siting, acquisition and/or construction of conventional or renewable resources to provide power for future Company operations and expenditures to purchase or otherwise obtain power from any seller after October 1, 2001, that is in addition to the power made available by BPA to Golden Northwest under the subscription (Contract No. 00BP-12197). The parties understand and agree that the expenditures under this subparagraph b.(1) will be not less than the lesser of the dollar amount of:

                                  $100 million

                                       or

             $62 million + [({$96 million x (JanPrice divided by $520)} -- JanBenefits) x 0.45];

                             where "JanPrice" is equal to the weighted (by megawatthour) average price obtained for Remarketed Excess Firm Energy made available in January 2001, and "JanBenefits" is equal to the assured monetary benefits excluded form Net Proceeds pursuant to
                             Section 7(b) of the Addendum.

                      2) Expenditures to upgrade the facilities of Golden Northwest or the Companies to achieve energy conservation, operating efficiencies, environmental benefits, or to preserve jobs at the facilities.

               c. Payment of tax liabilities (including any interest and penalties) created by the Addendum, including:

                      1) An allowance for income taxes in an amount equal to any income tax liability of Golden Northwest, GAC, or NAC that results from the payment of Net Proceeds by BPA to GAC or NAC in respect of a Qualified Expenditure that is not fully deductible for tax purposes in the year incurred.



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                                                                        GNA/USWA
                                                                        12-27-00



                      2) Any other obligation to pay taxes as a result of the Addendum or a Remarketing Transaction entered into under the Addendum.

        The Company shall not agree to any amendment to the identification of Qualified Expenditures in the Addendum without the prior written consent of USWA. USWA shall not unreasonably withhold, delay or condition its consent to any proposed amendment to the Qualified Expenditures in the Addendum or unreasonably withhold, delay or condition its approval of any plan pursuant to the Addendum to secure a future power supply and enhance operations of the Company's facilities if requested by the Company.

C.      RESUMPTION OF OPERATIONS

        It is the intention of the parties to resume operations on October 1, 2001 at GNA at a level consistent with the allocation of BPA power for the subscription period 2001-2006. Employees will be recalled to work under the seniority provisions of the Collective Bargaining Agreements. Any decision to delay the resumption of operations from October 1, 2001 will be subject to further negotiations between the parties.


         December 27, 2000

         UNITED STEELWORKERS OF AMERICA      GOLDEN NORTHWEST ALUMINUM, INC.



         /s/ DAVID A. FOSTER                 /s/ BRETT WILCOX
         ----------------------------        ----------------------------
         David A. Foster                     Brett Wilcox
         Director, District 11               Chief Executive Officer



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